Revised: December 2, 2024
HALOZYME THERAPEUTICS, INC.
INSIDER TRADING POLICY
I.    Trading in Company Securities While in Possession of Material Nonpublic Information is Prohibited
The purchase or sale of Halozyme securities by any person who possesses material nonpublic information about Halozyme is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Halozyme Therapeutics, Inc. (the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until the information has been adequately disseminated to the investing public.
No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities:
    buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) and the rules set forth on Appendix 1 attached hereto, engage in any other action to take personal advantage of that information, or pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).
In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material nonpublic information of another company, such as a customer, supplier or collaboration partner, may trade in that company’s securities until such information becomes public or is no longer material.
II.    All Employees, Officers, Directors, Consultants and their Family Members and Affiliates Are Subject to this Policy
This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, the aforementioned individuals and entities for whom this Policy applies are included within the term “Covered Person.” This Policy also applies to any other persons whom the Company’s Insider Trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. Covered Persons are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control. In addition, this Policy requires that the Company comply with all securities laws and regulations when transacting in the securities of the Company.

Revised: December 2, 2024
III.    Executive Officers, Directors and Certain Designated Employees Are Subject to Additional Restrictions
A.    Section 16 Insiders. Halozyme has designated directors and executive officers as persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. These directors and executive officers are referred to herein as a “Section 16 Insider.”
B.    Designated Employees. Halozyme has designated all employees of the Company who have the position/title of “associate director” or above as insiders (the “Designated Employees”).
C.    Additional Restrictions. Because Section 16 Insiders and other Designated Employees are likely to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Designated Employees are subject to the additional trading restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Designated Employees are collectively referred to as “Insiders.”
IV.    Insider Trading Compliance Officer
Halozyme’s Chief Legal Officer serves as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”).
The duties of the Compliance Officer will include the following:
1.    Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
2.    Responding to all inquiries relating to this Policy and its procedures.
3.    Designating and announcing regular and special trading blackout periods during which no Insiders may trade in Company securities.
4.    Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines may have access to material nonpublic information concerning the Company.
5.    Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and, when appropriate, assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act.
6.    Assisting in the preparation and filing of all required SEC reports filed by Section 16 Insiders relating to their trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

Revised: December 2, 2024
7.    Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations and to update for personnel changes.
8.    Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
9.    Pre-clearing trades for Section 16 Insiders and members of the Company’s Leadership Team as set forth on Appendix I .
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties or in the event that the Compliance Officer, itself, is a party to a proposed trade, transaction or other inquiry related to this Policy. Such designees will be senior members of the Company’s management team, with a title of Vice President or higher or any in-house attorney employed by the Company with securities regulation compliance expertise. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.
V.    Applicability of This Policy to Transactions in Company Securities
A.    General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
B.    Employee Benefit Plans
Stock Option Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options for cash, but do apply to all sales of securities acquired through the exercise of stock options. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options.
Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.
VI.    Definition of “Material Nonpublic Information”
A.    “Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any

Revised: December 2, 2024
type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that could be deemed material, the following types of information ordinarily could potentially be considered material:
    Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.
    Company projections and strategic plans.
    Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.
    New major contracts, orders, suppliers, customers or finance sources or the loss thereof.
    Major discoveries or significant changes or developments in products or product lines, research or technologies.
    Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
    Significant pricing changes.
    Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
    Significant changes in senior management or membership of the Board of Directors.
    Significant labor disputes or negotiations.
    Actual or threatened major litigation, or the resolution of such litigation.
    Receipt or denial of regulatory approval for products.
    Clinical trial progress and/or ultimate results of clinical trials.
B.    “Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public (such as through a report filed with the SEC, through a press release using major newswire services, national news services or financial news services, through a webcast or through other widely available means of distribution). For the purpose of this Policy, information about the Company will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.
C.    Obtain Legal Advice When in Doubt. Any individual subject to this Policy who is in possession of Company information that is not the subject of any Company-imposed blackout and who is unsure whether such information is material should either consult their own legal counsel for advice or refrain from trading. The Company’s Compliance Officer may provide guidance or otherwise clarify certain issues with respect to the Policy (e.g., whether

Revised: December 2, 2024
certain information is nonpublic), but the Compliance Officer will not provide legal advice with respect to trading in Company securities.
VII.    Covered Persons May Not Disclose Material Nonpublic Information to Others or Make Recommendations Regarding Trading in Company Securities
No Covered Person may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No Covered Person or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.
VIII.    Covered Persons May Not Participate in Chat Rooms
Covered Persons are prohibited from participating in chat room discussions or other Internet forums regarding the Company’s securities or business.
IX.    Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information
Halozyme is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. Halozyme has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Covered Persons may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer.
X.    Certain Types of Transactions Are Prohibited
A.    Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
B.    Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
C.    Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the

Revised: December 2, 2024
value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, all hedging transactions involving the Company’s securities are prohibited by this Policy. Accordingly, all directors and employees (including officers), or their designees, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Halozyme’s equity securities that are either (i) granted to the employee or director by Halozyme as part of the compensation of the employee or director or (ii) held, directly or indirectly, by the employee or director.
D.    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
XI.    Halozyme May Suspend All Trading Activities by Employees
In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.
XII.    Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences
A.    Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. Halozyme and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.    Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.
C.    Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the

Revised: December 2, 2024
Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
XIII.    Every Individual Is Responsible
Every Covered Person has the individual responsibility to comply with this Policy against illegal insider trading. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Covered Person believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
XIV.    This Policy Continues to Apply Following Termination of Employment
The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.
XV.    The Compliance Officer Is Available to Answer Questions about this Policy
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.
XVI.    This Policy Is Subject to Revision
Halozyme may change the terms of this Policy from time to time to respond to developments in law and practice. Halozyme will take steps to inform all affected persons of any material change to this Policy. The Nominating and Corporate Governance Committee (the “Committee”) will be responsible for monitoring and approving any material, non-administrative modifications to this Policy, if necessary or advisable.
XVII.    All Employees Must Acknowledge Their Agreement to Comply with This Policy
The Policy will be delivered to all new employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the terms of the Policy (including any subsequent amendments to the Policy) going forward. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. Upon any revision of the Policy, the Company will notify the employees of such changes.

Revised: December 2, 2024
APPENDIX I

Special Restrictions on Transactions in Company Securities by
Executive Officers, Directors and Certain Employees

I.    Overview
To minimize the risk of apparent or actual violations of the rules governing insider trading, Halozyme has adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.
II.    Trading Window
In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to this Policy will be permitted only during an open Trading Window. The Trading Window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately 6 weeks following the close of each of the first three quarters or approximately 9 weeks following the close of the fourth quarter) and closes at the close of trading on the twenty-third (23rd) day of the last month of a fiscal quarter. In addition to the times when the Trading Window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending transaction, that is likely to be widely known among Insiders. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the Trading Window opens and closes.
III.    Hardship Exemptions
The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the Trading Window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.
The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider and under no circumstances will the Compliance Officer grant a hardship exemption if the Compliance Officer determines in his sole discretion that the Insider is in possession of material nonpublic information at the time of the proposed transaction.

Revised: December 2, 2024
IV.    Individual Account Plan Blackout Periods
Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director's or officer's service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Compliance Officer will notify directors and executive officers in the event of any blackout period.
V.    Pre-Clearance of Trades and Rule 10b5-1 Trading Plans
As part of the Company’s Insider Trading Policy, all purchases and sales of equity securities of the Company by Section 16 Insiders and all additional members of the Company’s Leadership Team, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan reviewed by the Company’s Compliance Officer, must be pre-cleared by the Chair of the Compensation Committee, the Chief Executive Officer and the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely reporting required by Section 16 of the Exchange Act and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
Requests for pre-clearance must be submitted by e-mail to the Compliance Officer at least two business days in advance of each proposed transaction. If the Section 16 Insider or Leadership Team member does not receive a response from the Compliance Officer within 24 hours, the Section 16 Insider or Leadership Team member will be responsible for following up to ensure that the message was received. The trade may not proceed without clearance from the Compliance Officer.
A request for pre-clearance should provide the following information:
    The nature of the proposed transaction and the expected date of the transaction.
    Number of shares involved.
    If the transaction involves a stock option exercise, the specific option to be exercised.
    Contact information for the broker who will execute the transaction.
    A confirmation that the Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.
    Any other information that is material to the Compliance Officer’s consideration of the proposed transaction.

Revised: December 2, 2024
Once the proposed transaction is pre-cleared, the Section 16 Insider or other Leadership Team member may proceed with it on the approved terms within three trading days, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of material inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Section 16 Insider or other Leadership Team member and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment and any modification of a Rule 10b5-1 trading plan in accordance with Section XII below (Special Guidelines for 10b5-1 Trading Plans). However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades and is otherwise fully compliant with Rule 10b5-1 of the Exchange Act. The details of transactions effected under a trading plan must be reported immediately to the Compliance Officer since they may be reportable on Form 4 within two (2) business days following the execution of the trade.
Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Executive Officer or, in the event of his or her unavailability, the Chair of the Compensation Committee.
VI.    Required Communication to Brokers
Should a Section 16 Insider or other Leadership Team member wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider or other Leadership Team member should ensure that the selected broker understands and acknowledges the Section 16 Insider’s or other Leadership Team member’s status and the restrictions and requirements associated with such status under this Policy and applicable law.
VII.    Reporting of Transactions
To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Compliance Officer and to the Insider the detaIls of any transactions they have in the Company’s stock.
Transaction details to be reported include:
    Transaction date (trade date).
    Number of shares involved.
    Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
    If the transaction was a stock option exercise, the specific option exercised.
    Contact information for the broker who executed the transaction.

Revised: December 2, 2024
    Specific representation that the Insider is not in possession of material non-public information.
It is the responsibility of the Section 16 Insider executing the trade to ensure the timely reporting of any transactions although the Company will make such filings on behalf of the Section 16 Insider if agreed to by the Insider and the Company. Regardless of who makes the filing on behalf of the Insider, the transaction details must be reported to the Compliance Officer, with copies to the Company personnel (if any) who assist the Section 16 Insider in preparing his or her Section 16 filings.
VIII.    Transactions That Are Prohibited Under This Policy
In addition to the policies listed under Part X of the Insider Trading Policy, which are applicable to all employees, the following policies apply to Insiders:
A.    Hedging Transactions. Insiders are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars or forward sale contracts, involving the Company’s securities.
B.    Margin Accounts and Pledges. Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
IX.    Persons Subject to Section 16
Most purchases and sales of Company securities by its directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. The Compliance Officer will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.
X.    Form 4 Reporting
Under Section 16, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date.
XI.    Named Employees Considered Insiders
The Compliance Officer will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I and will make recommendations, if any, to the Committee regarding changes to the list of Insiders to be included in this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit that is material to the Company as a whole.

Revised: December 2, 2024
XII.    Special Guidelines for 10b5-1 Trading Plans
Notwithstanding the foregoing, any individual subject to this Insider Trading Policy will not be deemed to have violated the policy if he or she effects a transaction that meets all of the enumerated criteria below.
A.    The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 of the Exchange Act (the “Rule”) and adopted by an individual who acts in good faith throughout the duration of the Plan, including, without limitation:
1.    Each Plan must:
a.    specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or include a written formula for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;
b.    if adopted by a Section 16 Insider, provide that no purchases or sales of securities may occur until the later of (i) at least ninety (90) calendar days after the effective date of the Plan or any Plan amendment, or (ii) two (2) business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Plan was adopted or amended (subject to a maximum of 120 days after adoption of the Proposed Plan)or (2) if adopted by an individual who is not a Section 16 Insider, provide that no purchases or sales of securities may occur until at least thirty (30) calendar days after the effective date of the Plan or any Plan amendment (such ninety (90) day and thirty (30) day periods are each referred to herein as a “Cooling Off Period’); and
c.    have a minimum duration of at least six (6) months and a maximum duration of twelve (12) months from the effective date of the Plan;
2.    Multiple overlapping Plans are prohibited under this Insider Trading Policy such that an individual may only have one Plan operating at any point in time (including single trade plans). Notwithstanding the foregoing, individuals may enter into replacement or consecutive Plans provided trading under the later-commencing Plan is not authorized to begin until after all trades under the first Plan are completed or expired. Note: if an individual terminates the predecessor plan early, trading under the successor plan cannot commence until the applicable Cooling Off Period has run from the early termination date of the predecessor plan.
3.    In any case, then such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
4.    Plans for Section 16 Insiders must also:
a.    Limit the sales of any securities that may occur within any calendar month under the Plan to no more than two (2) periods comprised of a maximum of three (3) consecutive trading days;

Revised: December 2, 2024
b.    Limit the sales of securities that may occur under the Plan (i) on any trading day to no more than ten thousand (10,000) shares and (ii) within any calendar month to no more than sixty thousand (60,000) shares excluding any shares that remain unsold pursuant to the Plan’s terms for all previous calendar months (i.e. the Plan must not contain a “catch up” provision for unsold shares from previous calendar months); and
c.    Certify when adopting or modifying a Plan that (i) they are not aware of any material, nonpublic information about the Company, and (ii) they are adopting or modifying the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.
B.    Each Plan must be reviewed for compliance with this Policy, including the stock ownership guidelines set forth in Section XIII below, prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer. The Company reserves the right to prohibit the use of any Plan that the Compliance Officer determines, in his sole discretion,
1.    fails to comply with the Rule, as amended from time to time, or
2.    would permit (i) in the case of a Section 16 Insider’s Plan, a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) or modification of the proposed Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan) or (ii) in the case of a non-Section 16 Insider’s Plan, a transaction to occur before the later of 30 days after adoption or modification of the proposed Plan, or
3.    is established during a “closed” window period or a special “blackout” period, or the Insider is unable to represent to the satisfaction of the Compliance Officer that the Insider is not in possession of material nonpublic information regarding the Company, or
4.    lacks appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Insider, or
5.    does not provide the Company the right to suspend all transactions under the Proposed Plan if the Compliance Officer, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events, or
6.    exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law, or
7.    creates any appearance of impropriety, or
8.    fails to meet the guidelines established by the Company or the requirements of the Rule, or
9.    otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.

Revised: December 2, 2024
C.    Any modifications to or deviations from a Plan are deemed to be the Insider entering into a new Plan and, accordingly, require pre-clearance of such modification or deviation pursuant to Section V above. Any such modifications to, or deviations from, the Plan, or terminations of the Plan without prior approval of the Compliance Officer in accordance with Section B above will result in a failure to comply with this Policy.
D.    Any termination of a Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance pursuant to Section V above, because such termination is deemed to be entering into the Second Plan.
E.    Each Plan must either be established (i) at a time when the trading window is open and (ii) when the Insider is not otherwise in possession of material nonpublic information about the Company.
F.    Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider.
G.    Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
H.    Upon entering into or amending a Plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan).
I.    None of the Company nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their review or written acknowledgement of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.
XIII    Stock Ownership Guidelines for Directors and Senior Officers
In accordance with the Company’s Corporate Governance Guidelines, each director who has served on the Board for three years should own shares of the Company’s common stock with a cost basis, or current market value if greater than cost basis, of not less than five times their base annual cash compensation for Board service. In addition to the preceding ownership guidelines, all directors are expected to own shares of the Company’s common stock within one year of joining the Board.
In addition, under the Company’s Corporate Governance Guidelines, the Company’s Section 16 officers and certain Vice-Presidents designated by the Compensation Committee are expected to hold a number of shares of the Company’s common stock with a current market value (or cost basis for open market purchases if greater than current market value) at least

Revised: December 2, 2024
equal to the stock ownership guideline for their respective position. The guideline for the Chief Executive Officer is set at six times current annual base salary. The guideline for the other Section 16 officers is set at two times current annual base salary. The guideline for non-Section 16 officers designated by the Compensation Committee is set at an amount equal to current annual base salary. The Company’s officers are expected to achieve their ownership guideline within five years of becoming an officer.
In the event that the Section 16 officer has not achieved the stock ownership guideline (regardless of any remaining time within the five year period to achieve compliance), he or she will be required to retain at least (i) 50% of all net shares of restricted stock (including restricted stock awards and restricted stock units) that vests, and (ii) 50% of the underlying gain (i.e., not including shares sold to pay the exercise price) of shares of common stock received upon exercise of a stock option, in each case until the stock ownership guideline has been achieved.